Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "SUNCAST NETWORK, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF APRIL, A.D. 2007, AT 11 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4336652 8100

070449542

AUTHENTICATION: 5638429

DATE: 05-01-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:00 AM 04/18/2007
FILED 11:00 AM 04/18/2007
SRV 070449542 - 4336652 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation (hereinafter called the "Corporation") is Suncast Network, Inc.

- **Second:** The registered office of the Corporation in the State of Delaware is to be located at 108 West 13th Street, Wilmington, Delaware, 19801. The registered office is located in the County of New Castle. The name of the registered agent at that address is Business Filings Incorporated.

- **Third:** The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The total amount of stock, which the Corporation is authorized to issue, is thirty million shares, with a par value of $0.01 per share.

- **Fifth:** The name and mailing address of the incorporator is as follows:

Name: Wing Leon
Mailing Address: 2407 E. Oakton Street, Suite C-1
Arlington Heights, Illinois 60005

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 16th day of April, A.D. 2007.

WING S. LEON